Exhibit 99.1

Contact:	Wesley B. Wampler Director, Investor Relations Phone: 540-949-3447 Email: wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Third Quarter 2011

Operating Results

NTELOS Reports Net Income of $13.3 Million

Reports Pre-Separation Consolidated Adjusted EBITDA of $63.5 million, a Quarterly High

Company Completes the Spin-Off of Its Wireline Operations on October 31, 2011

WAYNESBORO, VA – November 7, 2011 – NTELOS Holdings Corp. (“the Company,” NASDAQ: NTLS), a leading wireless nationwide voice and data communications provider with operations in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Maryland and North Carolina, today announced operating results for its third quarter of 2011. The Company completed the spinoff of Lumos Networks Corp. (“Lumos Networks”), its wireline operations, on October 31, 2011. These results for the third quarter of 2011 and for the nine months ended September 30, 2011 include the wireline operations, consistent with historical consolidated and segment reporting.

“We are delighted to have completed the separation of our wireless and wireline operations,” said James A. Hyde, president and chief executive officer of the Company. “This event is clearly the most significant in the company’s 114 year history and reflects our commitment to best positioning both companies for the future. It is truly an exciting time as both companies now move forward with highly-focused strategies to capitalize on the growth opportunities unique to each. The process required a tremendous amount of work on the part of employees in both companies and the successful completion is a testament to their dedication and efforts.”

Operating highlights for the third quarter of 2011 include:

•	Consolidated adjusted EBITDA (a non-GAAP measure) was $63.5 million, up 15% over third quarter 2010
•	Smartphone and data card sales represented 76% of wireless postpay gross additions for the quarter
•	Wireless Sprint wholesale revenues for third quarter 2011 were $35.4 million
•	Wireless adjusted EBITDA was $39.6 million, up 9% over third quarter 2010 and 10% over the previous quarter

Recent Developments

Separation Complete: The Company completed the separation of its wireless and wireline operations with the spin-off of Lumos Networks (Nasdaq: LMOS) on October 31, 2011. A reverse split of one share for every two shares of the Company’s common stock was completed on this date, after market close, and stockholders of record on October 24, 2011 received one share of Lumos Networks common stock for every share of the Company’s common stock held, after giving effect to the reverse split. In conjunction with the separation, the Company received a cash distribution from Lumos Networks of $315 million and paid down $283 million of its credit facility. The common stock of both the Company and Lumos Networks began trading separately and “regular-way” at the open on the Nasdaq Stock Market on November 1, 2011. The Company’s common stock will trade under the symbol “NTLSD” for approximately 20 trading days following the separation and will resume trading under the symbol “NTLS” thereafter.

Declaration of Dividend: On November 3, 2011, the Company’s Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.42 per share to be paid on January 12, 2012 to stockholders of record on December 16, 2011. This quarterly dividend is the first for the Company declared on a post-reverse split, post separation basis.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the third quarter 2011 were $107.3 million, up 7% from third quarter 2010 primarily due to an $8.3 million increase in Sprint wholesale revenues. Subscriber revenues were $62.5 million compared to $66.1 million in third quarter 2010 due to declines in both postpay and prepay subscriber revenues. Subscriber revenues for second quarter 2011 were $63.5 million.

•	Adjusted EBITDA for Wireless was $39.6 million for the third quarter 2011 compared to $36.4 million for third quarter 2010, an increase of 9%.

•

Retail subscribers were 414,990 as of September 30, 2011, down 9,806 from the end of the previous quarter. The subscriber loss was primarily the result of seasonally-higher third quarter customer churn and slightly lower sales. Voluntary postpay churn remained stable for the quarter. Total subscriber churn for third quarter 2011 was 3.7%. Wireless postpay subscribers were 295,091 at quarter end with postpay gross subscriber additions of 16,527.

•

Prepay gross subscriber additions were 20,015, up 14% from third quarter 2010 and up 4% from second quarter 2011. These results are primarily due to the continued success of the $45 per month, all-inclusive rate plan introduced in June 2011, which eliminated a competitive pricing disadvantage and, through anticipated churn reductions, potentially enhances lifetime revenues.

•	Revenues from the Sprint wholesale agreement were $35.4 million for third quarter 2011, up 31% from third quarter 2010.

•

Sales of smartphones represented 66% of postpay gross additions for third quarter 2011, compared to 17% in third quarter 2010; sales of smartphones and data cards combined represented 76% of postpay gross additions. Additionally, nearly 10,000 postpay devices were upgraded to smartphones during third quarter 2011, compared to approximately 5,200 in third quarter 2010. These related costs are fully reflected in the quarter, while revenues are expected to continue to benefit future periods. At September 30, 2011, smartphone and data card penetration of the postpay subscriber base was 34% compared to 18% at September 30, 2010.

•

Postpay ARPU was $56.26 for the third quarter of 2011, compared to $57.53 for the third quarter of 2010. Postpay data ARPU for the third quarter increased $1.96, or 14%, from $14.06 in third quarter 2010, to $16.02.

“We exercised disciplined cost control during the expected seasonally slow third quarter sales period. This, combined with continued growth in the Sprint wholesale business, resulted in the 10% sequential increase in adjusted EBITDA,” said Hyde. “We are encouraged by the increasing wholesale revenues and are optimistic the improvements we have made in our distribution channels, brand and value proposition, and device lineup will drive a strong fourth quarter in our retail business.”

Wireline

Wireline operating revenues for the third quarter 2011 were $49.5 million compared to $33.8 million for third quarter 2010, reflecting contributions of FiberNet results. Adjusted EBITDA for Wireline was $24.8 million for the third quarter 2011, compared to $19.7 million in third quarter 2010, also reflective of FiberNet results.

•

Competitive Wireline: Representing 75% of total wireline revenues, Competitive revenues for third quarter 2011 were $37.1 million, compared to $19.9 million in third quarter 2010. Pro forma for the FiberNet acquisition and before intercompany wireless eliminations, Competitive revenues were $38.6 million and $115.4 million for the third quarter and the first nine months of 2011, respectively, compared to $39.1 million and $116.5 million for the same periods last year, respectively. On a pro forma basis, revenues from Enterprise Data Services, SMB/Residential data and wholesale for third quarter 2011 increased $2.2 million, or 11%, over third quarter 2010 and increased $5.7 million, or 10%, for the first nine months of 2011 compared to the first nine months of 2010. During the second and third quarters of 2011, NTELOS wireline expanded Metro Ethernet and IP-based services into 29 new market areas in West Virginia, Pennsylvania and Maryland. Wholesale revenues continued gains, as cell sites with fiber increased by 23, to $9.4 million during the third quarter 2011.

Growth from data products was mitigated by revenue decreases in competitive voice, long distance and other legacy products resulting primarily from anticipated off-network, voice customer churn in the acquired markets. On a pro forma basis, revenues from legacy products were down $2.2 million, or 14% and $5.4 million, or 12%, for the third quarter and the first nine months of 2011, respectively, compared to the same periods last year. Adjusted EBITDA for Competitive Wireline was $15.8 million for the third quarter 2011, compared to $9.2 million in third quarter 2010 and $14.2 million pro forma third quarter 2010. For the first nine months of 2011, pro forma adjusted EBITDA was $45.8 million, a 9% increase over $42.0 million pro forma for the first nine months of 2010.

•

RLEC: RLEC revenues for the third quarter of 2011 were $12.4 million and were down 11% from third quarter 2010 and down $0.5 million, or 4% from second quarter 2011, reflecting access revenue losses. The biennial regulatory access rate reset effective July 1, 2011 negatively impacted RLEC revenues by approximately $0.6 million in the third quarter of 2011, compared to the previous quarter. RLEC adjusted EBITDA, with a margin of 73%, was $9.0 million for third quarter 2011, compared to $10.5 million in third quarter 2010.

Michael B. Moneymaker, president of Lumos Networks said, “We continue to see strong growth in revenues from enterprise data products, particularly in the newly integrated markets, and wireless carrier backhaul is driving significant wholesale revenue increases across the footprint.” He continued, “With market data demand only in early stages, we are well positioned for continued sales successes in these key segments.”

###

Conference Call

The Company will host a conference call with investors and analysts to discuss its third quarter and year-to-date 2011 results tomorrow, November 8, 2011 at 10:00 a.m. ET. To participate, please dial 1-877-317-6789 [1-866-605-3852 in Canada and 1-412-317-6789 internationally] approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the nTelos website at www.ir.ntelos.com.

An archive of the conference call will be available online at www.ir.ntelos.com beginning approximately two hours after the call and continuing until November 21, 2011. A replay will also be available via telephone by dialing 1-877-344-7529 [1-412-317-0088 internationally] and entering access code 10006250 beginning approximately two hours after the call and continuing until November 21, 2011.

Business Outlook

The Company will provide financial guidance updates on the Third Quarter 2011 Earnings Conference Call scheduled for tomorrow, November 8, 2011, at 10:00 A.M. ET.

Statements made will be based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the planned separation of the wireless and wireline companies.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to generate shareholder value, provide liquidity for future growth and continue to fund dividends and dividend increases, and the increased weight of this metric reflects the Company’s increased focus on improving this key metric. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for, as of September 30, 2011, approximately 415,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. nTelos’s licensed territories have a total population of approximately 8 million residents, of which its wireless network covers approximately 5.8 million residents. nTelos is also the exclusive wholesale provider of network services to Sprint Nextel in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers. Additional information about NTELOS is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/#!/ntelos_wireless.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a 5,800 route-mile fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release or made on the above-referenced conference call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: (i) for the wireless business: rapid development and intense competition in the telecommunications industry; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; cash and capital requirements; declining prices for services we provide; the potential to experience a high rate of customer turnover; the dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in roaming rates and wireless handset subsidy costs; increased costs to support continued growth of data usage on our network; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur; and (ii) for the wireline business: intense competition in wireline industry; its ability to successfully integrate the operations of the FiberNet business; its failure to realize synergies and cost savings from the acquisition of the FiberNet business or delay in realization thereof; adverse economic conditions; operating and financial restrictions imposed wireline business by its credit facilities; the cash and capital requirements; declining prices for services it provides; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in the wireline and wireless businesses, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K, and in the SEC filings of Lumos Networks Corp., including its registration statement filed on Form 10.

Exhibits:

•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Operations
•	Summary of Operating Results
•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income
•	Reconciliation of Operating Income to Adjusted EBITDA
•	Wireline Customers and Network Statistics
•	Wireless Customer Detail
•	Wireless Key Performance Indicators (KPI)
•	Wireless ARPU Reconciliation
•	Unaudited Pro Forma Financial Statements of NTELOS Holdings Corp.

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
unaudited (in thousands)

ASSETS
Current Assets
Cash	$26,363	$15,676
Restricted cash [1]	8,498	9,210
Accounts receivable, net	56,596	56,308
Inventories and supplies	9,301	7,120
Other receivables	4,621	2,398
Income tax receivable	1,115	11,008
Prepaid expenses and other	14,042	12,217

	120,536	113,937

Securities and investments	1,435	1,236

Property, plant and equipment, net	601,066	566,949

Other Assets
Goodwill	198,278	198,278
Franchise rights	32,000	32,000
Customer relationship intangibles, net	62,214	75,601
Trademarks and other intangibles, net	6,173	7,636
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,865	16,859
Deferred charges and other assets	18,315	15,612

	449,294	461,435

Total Assets	$1,172,331	$1,143,557

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$8,659	$8,567
Accounts payable	36,792	31,593
Dividends payable	11,822	11,749
Advance billings and customer deposits	22,615	23,304
Accrued compensation	6,625	8,792
Accrued interest	86	3,727
State income tax payable	1,165	—
Accrued operating taxes	5,699	3,168
Other accrued liabilities	6,711	6,986

	100,174	97,886

Long-Term Liabilities
Long-term debt	736,114	740,526
Other long-term liabilities	148,888	125,894

	885,002	866,420

Equity	187,155	179,251

Total Liabilities and Equity	$1,172,331	$1,143,557

[1]

During 2010, the Company received Federal stimulus awards, providing 50% funding, to bring broadband services and infrastructure to Alleghany County, Virginia and to provide wireless broadband service and infrastructure to Hagerstown, Maryland. The Company was required to deposit 100% of its portion for both grants ($9.2 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Nine-months ended:
unaudited (in thousands, except per share amounts)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Operating Revenues	$156,927	$134,267	$466,973	$404,140

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	53,642	43,582	158,899	128,086
Customer operations	32,512	29,360	101,719	88,829
Corporate operations [2,3]	12,428	8,563	33,442	27,177
Depreciation and amortization	27,002	21,736	78,398	65,329
Accretion of asset retirement obligations	205	219	588	556

	125,789	103,460	373,046	309,977

Operating Income	31,138	30,807	93,927	94,163

Other Income (Expenses)
Interest expense	(8,409)	(11,124)	(27,787)	(31,238)
Loss on derivatives	18	—	(233)	—
Other (expense) income, net	23	(645)	(1,592)	(614)

	22,770	19,038	64,315	62,311

Income Tax Expense	9,022	7,847	26,085	25,009

Net Income	13,748	11,191	38,230	37,302

Net Income Attributable to Noncontrolling Interests	(483)	(368)	(1,408)	(1,146)

Net Income Attributable to NTELOS Holdings Corp.	$13,265	$10,823	$36,822	$36,156

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders: [4]

Income per share - basic	$0.64	$0.52	$1.77	$1.75
Income per share - diluted	$0.63	$0.52	$1.75	$1.74

Weighted average shares outstanding - basic	20,799	20,682	20,767	20,650
Weighted average shares outstanding - diluted	21,084	20,874	21,049	20,830

Cash Dividends Declared per Share - Common Stock	$0.56	$0.56	$1.68	$1.68

Note: First nine months of 2011 includes the operating results of FiberNet, acquired on December 1, 2010.

[1]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $1.8 million and $1.5 million for the third quarters of 2011 and 2010, respectively; and $5.4 million and $4.2 million for the nine months ended September 30 of 2011 and 2010, respectively.

[2]

First quarter 2010 included a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

[3]

Third quarter 2011 includes $3.4 million of legal and consulting services, and other costs associated with the separation of the wireless and wireline operations; for the nine months ended September 30, 2011, these costs were $5.3 million.

NTELOS Holdings Corp.

Summary of Operating Results

	Three months ended:		Nine months ended:
(unaudited) (in thousands)	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011
Operating Revenues
Wireless PCS Operations	$100,372	$107,316	$304,020	$316,371
Subscriber Revenues	65,983	62,742	199,920	191,430
Wholesale/Roaming Revenues, net	28,713	37,057	85,060	103,462
Equipment Revenues	5,316	7,143	17,949	20,365
Other Revenues	360	374	1,091	1,114

Wireline Operations
Competitive Wireline	19,851	37,085	58,148	111,387
RLEC	13,933	12,422	41,595	38,919

Wireline Total	33,784	49,507	99,743	150,306

Other	111	104	377	296

	$134,267	$156,927	$404,140	$466,973

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation, acquisition related charges and costs related to the planned separation of the wireless and wireline companies, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$63,956	$67,720	$191,090	$204,141
Cost of Sales and Services			—
Cost of Sales - Equipment	7,246	8,472	21,622	25,469
Cost of Sales - Access & Other	9,669	8,824	28,283	25,863
Maintenance and Support	15,870	17,342	46,266	49,999
Customer Operations	25,301	26,945	76,517	83,867
Corporate Operations	5,870	6,137	18,402	18,943

Wireline Operations
Competitive Wireline	10,687	21,255	31,669	65,329
RLEC	3,428	3,413	11,028	10,309

Wireline Total	14,115	24,668	42,697	75,638

Other [1]	1,112	1,016	5,274	3,499

	$79,183	$93,404	$239,061	$283,278

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$36,416	$39,596	$112,930	$112,230

Wireline Operations
Competitive Wireline	9,164	15,830	26,479	46,058
RLEC	10,505	9,009	30,567	28,610

Wireline Total	19,669	24,839	57,046	74,668

Other [1]	(1,001)	(912)	(4,897)	(3,203)

	$55,084	$63,523	$165,079	$183,695

Capital Expenditures [2]
Wireless PCS Operations	$9,669	$14,208	$29,625	$35,051

Wireline Operations
Competitive Wireline	5,339	10,765	22,361	38,389
RLEC	2,411	4,249	7,811	10,426

Wireline Total	7,750	15,014	30,172	48,815

Other [2]	2,291	6,297	7,445	12,150

	$19,710	$35,519	$67,242	$96,016

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$26,747	$25,388	$83,305	$77,179

Wireline Operations
Competitive Wireline	3,825	5,065	4,118	7,669
RLEC	8,094	4,760	22,756	18,184

Wireline Total	11,919	9,825	26,874	25,853

Other [1]	(3,292)	(7,209)	(12,342)	(15,353)

	$35,374	$28,004	$97,837	$87,679

[1]

First quarter 2010 includes a $0.9 million charge related to severance benefits pursuant to an executive employment agreement. Please see Form 8-K filed with the SEC on March 12, 2010 for additional information.

[2]

Includes information technology capital expenditures of $2.9 million and $3.9 million for the quarter and nine months ended September 30, 2011, respectively, in connection with the separation of the wireless and wireline operations.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

(in thousands)
	Three months ended:		Nine months ended:
	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011

Net income attributable to NTELOS Holdings Corp.	$10,823	$13,265	$36,156	$36,822
Net income attributable to noncontrolling interests	368	483	1,146	1,408

Net Income	11,191	13,748	37,302	38,230

Interest expense	11,124	8,409	31,238	27,787
(Gain) loss on derivatives	—	(18)	—	233
Income taxes	7,847	9,022	25,009	26,085
Other expense (income)	645	(23)	614	1,592

Operating income	$30,807	$31,138	$94,163	$93,927

Wireless	$21,702	$24,646	$68,844	$67,972
Competitive Wireline	5,214	8,361	14,690	23,469
RLEC	6,933	5,373	19,740	17,706
Other	(3,042)	(7,242)	(9,111)	(15,220)

Operating income	$30,807	$31,138	$94,163	$93,927

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2010					2011
	Wireless PCS	Competitive Wireline	RLEC	Other	Total	Wireless PCS	Competitive Wireline	RLEC	Other	Total
For The Three Months Ended September 30
Operating Income	$21,702	$5,214	$6,933	$(3,042)	$30,807	$24,646	$8,361	$5,373	$(7,242)	$31,138
Depreciation and amortization	14,348	3,896	3,474	18	21,736	14,592	7,367	3,530	1,513	27,002

Sub-total:	36,050	9,110	10,407	(3,024)	52,543	39,238	15,728	8,903	(5,729)	58,140

Accretion of asset retirement obligations	198	15	5	1	219	175	24	6	—	205
Equity based compensation	168	18	93	1,194	1,473	183	78	100	1,428	1,789
Acquisition related charges [1]	—	21	—	828	849	—	—	—	(10)	(10)
Business separation charges [2]	—	—	—	—	—	—	—	—	3,399	3,399

Adjusted EBITDA	$36,416	$9,164	$10,505	$(1,001)	$55,084	$39,596	$15,830	$9,009	$(912)	$63,523

Adjusted EBITDA Margin	36.3%	46.2%	75.4%	NM	41.0%	36.9%	42.7%	72.5%	NM	40.5%

For The Nine Months Ended September 30
Operating Income	$68,844	$14,690	$19,740	$(9,111)	$94,163	$67,972	$23,469	$17,706	$(15,220)	$93,927
Depreciation and amortization	42,981	11,755	10,535	58	65,329	43,183	22,288	10,588	2,339	78,398

Sub-total:	111,825	26,445	30,275	(9,053)	159,492	111,155	45,757	28,294	(12,881)	172,325

Accretion of asset retirement obligations	580	(41)	16	1	556	502	67	18	1	588
Equity based compensation	525	54	276	3,327	4,182	573	219	298	4,274	5,364
Acquisition related charges [1]	—	21	—	828	849	—	15	—	55	70
Business separation charges [2]	—	—	—	—	—	—	—	—	5,348	5,348

Adjusted EBITDA	$112,930	$26,479	$30,567	$(4,897)	$165,079	$112,230	$46,058	$28,610	$(3,203)	$183,695

Adjusted EBITDA Margin	37.1%	45.5%	73.5%	NM	40.8%	35.5%	41.3%	73.5%	NM	39.3%

[1]	Acquisition related charges represent legal and professional fees related to the acquisition of FiberNet that closed on December 1, 2010.
[2]	Charges for legal and consulting services costs in connection with the separation of the wireless and wireline operations.

NTELOS Holdings Corp.

Wireline Customers and Network Statistics

Quarter Ended:	9/30/2010	12/31/2010	3/31/2011	6/30/2011	9/30/2011
Competitive voice connections [1]	49,474	134,071	129,734	127,561	125,500
RLEC Broadband Customers [2]	14,728	14,706	14,643	14,542	14,947
Total Broadband Connections [2]	25,302	32,994	33,453	33,774	34,747
Video Subscribers	2,669	2,849	2,997	3,152	3,439
RLEC Total Access Lines	36,233	35,422	34,920	34,489	33,840

On-Network Buildings [3]	705	752	830	903	949
Fiber-Fed Cell Sites [3]	63	71	91	109	132
Co-Locations	142	143	144	146	147
Long-Haul Fiber Miles	4,940	4,941	5,767	5,788	5,801

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

[3]	Includes statistics for NTELOS only, excluding FiberNet.

NTELOS Holdings Corp.

Wireless Customer Detail

						Nine months ended:
Quarter Ended:	9/30/2010	12/31/2010	3/31/2011	6/30/2011	9/30/2011	9/30/2010	9/30/2011
Total Wireless Subscribers
Beginning Subscribers	439,348	433,698	432,433	429,510	424,796	438,529	432,433
Prepay	136,289	128,018	125,664	127,854	122,771	131,783	125,664
Postpay	303,059	305,680	306,769	301,656	302,025	306,746	306,769

Gross Additions	38,935	44,188	42,852	37,113	36,542	120,459	116,507
Prepay	17,484	22,899	24,992	19,193	20,015	65,371	64,200
Postpay	21,451	21,289	17,860	17,920	16,527	55,088	52,307

Disconnections	44,585	45,453	45,775	41,827	46,348	125,290	133,950
Prepay	25,539	25,194	23,071	24,471	23,425	68,521	70,967
Postpay	19,046	20,259	22,704	17,356	22,923	56,769	62,983

Net Additions (Losses)	(5,650)	(1,265)	(2,923)	(4,714)	(9,806)	(4,831)	(17,443)
Prepay	(8,055)	(2,295)	1,921	(5,278)	(3,410)	(3,150)	(6,767)
Postpay	2,405	1,030	(4,844)	564	(6,396)	(1,681)	(10,676)

Ending Subscribers	433,698	432,433	429,510	424,796	414,990	433,698	414,990
Prepay	128,018	125,664	127,854	122,771	119,899	128,018	119,899
Postpay	305,680	306,769	301,656	302,025	295,091	305,680	295,091

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Nine months ended:
	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011

Average Subscribers (weighted monthly)	435,042	418,923	439,930	425,391

Gross Subscriber Revenues ($000)	$66,067	$62,546	$200,352	$192,116
Revenue Accruals & Deferrals	(6)	295	(208)	(361)
Eliminations & Other Adjustments	(78)	(99)	(224)	(325)

Net Subscriber Revenues ($ 000)	$65,983	$62,742	$199,920	$191,430

Average Monthly Revenue per Subscriber/Unit (ARPU) [1]	$50.62	$49.77	$50.60	$50.18

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1]	$57.53	$56.26	$56.72	$56.86

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$12.43	$16.17	$11.59	$15.38

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$14.06	$16.02	$13.04	$15.94

Strategic Network Alliance Revenues ($000)
Home Voice	$14,890	$17,433	$43,755	$50,624
Travel Voice	4,676	5,391	13,237	14,933

Total Voice	19,566	22,824	56,992	65,557

Home Data	3,941	5,443	11,047	14,733
Travel Data	2,686	7,136	6,492	18,818

Total Data	6,627	12,579	17,539	33,551

Revenue Minimum Adjustment	872	—	6,657	—

Total	$27,065	$35,403	$81,188	$99,108

Monthly Postpay Subscriber Churn	2.1%	2.6%	2.1%	2.3%

Monthly Blended Subscriber Churn	3.4%	3.7%	3.2%	3.5%

Total Cell Sites (period ending)	1,299	1,337

EV-DO Cell Sites (period ending; sub-set of Total Cell Sites above)	1,081	1,150

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	764	783

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:		Nine months ended:
	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)

Operating Revenues	$134,267	$156,927	$404,140	$466,973
Less: Wireline and other operating revenue	(33,895)	(49,611)	(100,120)	(150,602)

Wireless communications revenue	100,372	107,316	304,020	316,371
Less: Equipment revenue from sales to new customers	(1,695)	(2,284)	(6,296)	(6,213)
Less: Equipment revenue from sales to existing customers	(3,621)	(4,859)	(11,653)	(14,153)
Less: Wholesale revenue	(28,713)	(37,057)	(85,060)	(103,462)
Plus (Less): Other revenues, eliminations and adjustments	(276)	(570)	(659)	(427)

Wireless gross subscriber revenue	$66,067	$62,546	$200,352	$192,116

Less: Paid in advance subscriber revenue	(13,930)	(11,946)	(45,583)	(37,170)
(Less) Plus: Adjustments	211	(235)	151	(871)

Wireless gross postpay subscriber revenue	$52,348	$50,365	$154,920	$154,075

Average subscribers	435,042	418,923	439,930	425,391

Total ARPU	$50.62	$49.77	$50.60	$50.18

Average postpay subscribers	303,329	298,387	303,463	301,064

Postpay ARPU	$57.53	$56.26	$56.72	$56.86

Wireless gross subscriber revenue	$66,067	$62,546	$200,352	$192,116
Less: Wireless voice and other feature revenue	(49,845)	(42,218)	(154,455)	(133,230)

Wireless data revenue	$16,222	$20,328	$45,897	$58,886

Average subscribers	435,042	418,923	439,930	425,391

Total Data ARPU	$12.43	$16.17	$11.59	$15.38

Wireless gross postpay subscriber revenue	$52,348	$50,365	$154,920	$154,075
Less: Wireless postpay voice and other feature revenue	(39,557)	(36,028)	(119,300)	(110,889)

Wireless postpay data revenue	$12,791	$14,337	$35,620	$43,186

Average postpay subscribers	303,329	298,387	303,463	301,064

Postpay data ARPU	$14.06	$16.02	$13.04	$15.94

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS AND BALANCE SHEET

On October 31, 2011 (the “Distribution Date”), NTELOS Holdings Corp. completed the spin-off of its wireline operations (the “Business Separation”) with the distribution to its stockholders of all of the common stock of Lumos Networks Corp. (“Lumos Networks”). A reverse split of one share for every two shares of NTELOS Holdings Corp. (“NTELOS” or the “Company”) common stock was completed after market close on October 31, 2011 and before the distribution of Lumos Networks common stock to the NTELOS stockholders. In the distribution, NTELOS stockholders of record on October 24, 2011 received one share of Lumos Networks common stock for every share of NTELOS common stock held, after giving effect to the above-described reverse stock split.

Prior to the completion of the Business Separation, the two companies entered into a Separation and Distribution Agreement and other agreements that govern the post-Business Separation relationship. These agreements allow for a settlement process surrounding the transfer of assets and liabilities with the final settlement occurring prior to December 31, 2011. After the Distribution Date, the Company does not beneficially own any shares of Lumos Networks and, following such date, will not consolidate Lumos Networks financial results for the purpose of its own financial results. Beginning with the Company’s annual financial statements for 2011, the historical financial results of Lumos Networks will be reflected in the Company’s consolidated financial statements as discontinued operations.

The accompanying unaudited pro forma condensed consolidated financial information presented below has been derived from the Company’s unaudited condensed consolidated financial statements as of and for each of the applicable periods shown below. The pro forma adjustments to the pro forma condensed consolidated financial information give effect to the Business Separation and the other transactions contemplated by the Separation and Distribution Agreement. This unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s unaudited consolidated financial statements and notes related to those unaudited consolidated financial statements included in the Company’s Form 10-Q for the each of the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

Each of the unaudited pro forma condensed consolidated statement of operations for the three month periods ended March 31, June 30 and September 30, 2011, and for the nine months ended September 30, 2011, and the unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 have each been prepared as if the Business Separation occurred on January 1, 2011. The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the Company’s results of operations or financial position would have been had the transactions contemplated by the Separation and Distribution Agreement and related transactions occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of the Company’s future results of operations or financial position.

NTELOS’s independent registered public accounting firm has not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed consolidated financial information presented herein and, accordingly, assumes no responsibility for it.

The pro forma adjustments give effect to the following transactions provided for in the Business Separation:

•

the cash distribution from Lumos Networks of $315 million (i) to settle with cash intercompany debt owed by Lumos Networks as of the distribution date ($166 million as of June 30, 2011 on a pro forma basis) and (ii) to fund NTELOS’s mandatory repayment on its credit facility;

•	the payment of $283 million on the Company’s credit facility commensurate with the spin-off;

•	the reverse split of one share for every two shares of the Company’s common stock;

•	the transfer to Lumos Networks of assets and liabilities of the former RLEC and the Competitive Wireline segments of NTELOS; and

•	the transfer to Lumos Networks of all other assets and liabilities related to the ongoing operations of Lumos Network previously held by NTELOS or its subsidiaries.

See the notes to unaudited pro forma condensed consolidated financial information for a more detailed discussion of these events.

The Company expects to incur additional non-recurring separation costs during the fourth quarter 2011 and into 2012. These costs are expected to consist of, among other items (i) information technology (“IT”) systems, licenses, and infrastructure, (ii) financing, legal, advisory and regulatory costs, (iii) marketing and facility costs and (iv) employee retention and other. A majority of total estimated costs related to the Business Separation were incurred prior to the date of the Business Separation.

As mentioned above, the Company entered into a transition services agreement with Lumos Networks under which the Company and Lumos Networks will provide certain specified services to the other on an interim basis. These services relate to IT, accounting, network operations, facilities management, and purchasing and procurement. The services will generally be provided for up to two years following the distribution date unless a particular service is terminated earlier pursuant to the agreement. The Company does not anticipate that such costs will be materially different from those allocated to the Company historically. The transition services agreement is not reflected in this unaudited pro forma condensed consolidated financial information.

The Company expects that it will incur expenses which previously were allocated to the wireline segments which it will have to absorb on a going-forward basis after the Business Separation. For example, following the transition services periods, the Company’s human resource cost related to treasury, tax, accounting, legal, internal audit, human resources, investor relations, information technology and other corporate functions may differ from the expenses for such functions, a portion of which were allocated in the Company’s historical financial statements to the wireline segments and may differ significantly from those incurred during the transition services period. Additionally, the Company anticipates that such other expenses, including those related to the board of directors and board sub-committees, audit and centrally managed costs such as insurance and employee benefit arrangements will be different from the related allocated expenses in the Company’s historical financial statements. In some cases, the Company expects that these expenses could be materially higher.

NTELOS Holdings Corp.

Pro Forma Statements of Operations 1

	Three months ended:			Nine-months ended:
(unaudited) (in thousands)	March 31, 2011	June 30, 2011	September 30, 2011	September 30, 2011

Operating Revenues	$104,873	$104,339	$107,396	$316,608

Operating Expenses
Cost of sales and services (exclusive of items shown separately below)	34,853	34,854	36,227	105,934
Customer operations	29,211	29,879	27,846	86,936
Corporate operations	6,492	5,774	5,635	17,901
Depreciation and amortization and accretion of asset retirement obligations	14,553	15,171	16,273	45,997

	85,109	85,678	85,981	256,768

Operating Income	19,764	18,661	21,415	59,840

Other Income (Expenses)
Interest expense	(7,144)	(5,542)	(5,579)	(18,265)
Loss on derivatives	(148)	(103)	18	(233)
Other (expense) income, net	(1,550)	(72)	(43)	(1,665)

	10,922	12,944	15,811	39,677

Income Tax Expense	4,196	5,704	6,161	16,061

Net Income	6,726	7,240	9,650	23,616

Net Income Attributable to Noncontrolling Interests	(409)	(431)	(481)	(1,321)

Net Income Attributable to NTELOS Holdings Corp.	$6,317	$6,809	$9,169	$22,295

[1]

The financial results in this presentation have been adjusted to reflect certain operating revenues previously eliminated from, and certain corporate expenses which were not previously allocated to, the NTELOS Holdings Corp. wireless and wireline segments. These allocations primarily represent corporate support functions and corporate legal and professional fees, including audit fees, and equity-based compensation expense related to equity-based awards granted to employees in corporate support functions.

NTELOS Holdings Corp.

Reconciliation of Pro Forma Operating Income to Proforma Adjusted EBITDA

	Three months ended:			Nine-months ended:
(dollars in thousands)	March 31, 2011	June 30, 2011	September 30, 2011	September 30, 2011
Pro Forma Operating Income	$19,764	$18,661	$21,415	$59,840

Depreciation and amortization and accretion of asset retirement obligations	14,553	15,171	16,273	45,997

Sub-total:	34,317	33,832	37,688	105,837

Equity based compensation	1,136	1,077	1,005	3,218

Pro Forma Adjusted EBITDA	$35,453	$34,909	$38,693	$109,055

NTELOS Holdings Corp.

Pro Forma Condensed Balance Sheet

September 30, 2011
(in thousands)

ASSETS
Current Assets
Cash and restricted cash	$58,351
Other current assets	59,953

Securities and investments	1,364

Property, plant and equipment, net	292,878

Other Assets	220,358

Total Assets	$632,904

LIABILITIES AND EQUITY
Current Liabilities	$62,798

Long-Term Liabilities
Long-term debt	454,560
Other long-term liabilities	54,264

Equity	61,282

Total Liabilities and Equity	$632,904